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TAUBMAN CENTERS, Inc.
(Name of Registrant as Specified in Its Charter)

Land & Buildings Capital Growth Fund, LP L & B Real Estate Opportunity Fund, LP Land & Buildings GP LP Land & Buildings Investment Management, LLC Jonathan Litt
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee and the approval of a non-binding business proposal at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation.

Item 1: On May 8, 2018, Land & Buildings issued the following press release:

Land & Buildings Sends Letter to Taubman Centers Shareholders

– Believes Shareholders Must Take Action to Change the Status Quo at Taubman, Especially in Light of 22% Underperformance Compared to Peers since 2017 Annual Meeting–

– Pattern of Inferior Operations Continues to Plague the Company, with Continued Inaction in Face of Missed Opportunities –

– Taubman’s Underperformance and Operational Issues Driven by Lack of True Board Independence and No Culture of Accountability, in Land & Buildings’ View –

– Believes a True Shareholder Representative with Deep Real Estate, Retail and Corporate Governance Experience is Desperately Needed on Taubman Board –

– Vote Today on the BLUE Proxy Card to Elect Highly-Qualified Nominee Jonathan Litt to the Board and in Favor of Proposal to Eliminate the Dual-Class Voting Share Structure –

Stamford, CT, May 8, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") today sent the following letter to the shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”), in connection with its nomination of Jonathan Litt for election to the Board of Directors (“the Board”) at the upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) and its submission of a non-binding business proposal to request that the Board take steps to eliminate the dual-class voting share structure for approval by shareholders at the 2018 Annual Meeting, scheduled to be held on May 31, 2018.

Land & Buildings also today released a supplemental investor presentation detailing the extensive operational issues, underperformance and case for change at Taubman. The presentation is available at www.savetaubman.com.

The full text of the letter follows:

May 8, 2018

Dear Fellow Taubman Shareholders:

As we approach this year’s Annual Meeting, we wanted to take a step back and make it clear that the decision you currently face comes down to one simple fact: Taubman’s performance has not materially improved since this time last year. We believe it’s quite clear that nothing has changed and the Company is engaging in the same, tired tactics to entrench the current management and Board, while serving nothing up to shareholders beyond the same old disappointment.

In our view, the problems with Taubman boil down to four main issues:

1)	Severe operational missteps and lost opportunities;
2)	An appalling lack of true director independence;
3)	The refusal to evolve past the outdated dual-class share structure and;
4)	The chronic underperformance driven by the preceding factors.

In the following sections, we will address each of these issues in turn.

The Same Old Inferior Operations

Taubman’s operations continue to suffer relative to Taubman’s Class A Mall Peers1, and the Company continues to dodge any and all accountability. Consider the following:

•	Taubman’s EBITDA margins deteriorated by 310 bps in 2017, widening the gap to Class A Mall peers yet again, this time by 930 bps.
•	EBITDA margins declined by 230 bps in Q1 2018, while Class A Mall peers’ EBITDA margins increased by 60 bps.
•	In our view, Taubman continues to leave money on the table by:
o	Not addressing short-term leasing opportunities.
o	Not addressing advertising and open space opportunities.
o	Not working to remediate a lack of kiosks and food & beverage options.
o	Not taking advantage of dead space.
o	Lagging in the shift from apparel to food and dining.
•	Furthermore, we see no efforts on Taubman’s part to try to capitalize on “Fixed CAM” lease structures to achieve premium expense reimbursement.

Notably, over the past nearly two years Land & Buildings has pointed out myriad operational improvements at Taubman that it believes would be simple and effective to implement, and could help close the gap between the Company’s margin performance and its peers. These opportunities have included advantageous ways to increase advertising revenue, utilize kiosks and food vendors and employ short-term leasing.

As noted in our presentation released today, recent photos of certain Taubman malls make it clear to us that Taubman has taken no action around these issues. Apparently the Company continues to prefer dead space in its malls as opposed to revenue generation – and by extension value for shareholders.

A Board Devoid of True Independence

Taubman’s new “independent directors” are neither new nor independent, in our view. In its latest letter to shareholders, Taubman does not even rebut the conflicts that we raised with regard to the ties between newly appointed directors Michael Embler and Mayree Clark to the Company or the Taubman family.2

Taubman is hewing to bare minimum standards, in our view, by citing “applicable SEC and NYSE standards” to justify what we see as largely cosmetic changes that are insufficient to address the shareholder value destruction that has occurred at the Company.

Perhaps most disturbing, Taubman’s new directors have seemingly stood idly by while continued governance and operational failures have taken place, including:

•	No engagement with Land & Buildings.
•	No process around improving capital allocation.
•	No process around improving operations.
•	No engagement on eliminating Taubman’s Series B shares.

Clearly, a truly independent shareholder voice – with no ties to Taubman or the Taubman family, is needed on the Board.

Taubman’s Sustained Underperformance has not Subsided

As Taubman has continued to underperform, the Company has resorted to increasingly atypical methods of measuring its value creation, or lack thereof. In our view, Taubman’s noting of performance, in its latest letter to shareholders, over a 2-year and 20-year time horizon is misleading and, we believe, designed to capture credit for the stock’s performance following the announcement of Elliott Management taking a stake in the Company.

The reality is that Taubman has underperformed its Class A Mall peers by 22% since the 2017 Annual Meeting through the announcement of Elliott’s involvement – which, in our view, also speaks to apparent additional investor dissatisfaction with the Company3.

Taubman has underperformed its Class A Mall peers over the most relevant time horizons, in our view, including the trailing 5, 3, and 1-year time horizons.

A True Shareholder Representative is Desperately Needed on the Taubman Board

Taubman must become a company run for the benefit of all shareholders, who are its true owners. Please support the election of myself, Jon Litt, to the Taubman Board and the approval of the non-binding proposal to eliminate the dual-class voting share structure at the 2018 Annual Meeting.

I will bring decades of real estate experience, an unwavering commitment to the best interests of all shareholders, and a willingness to stand up to the Taubman family on the critical issues that matter for shareholder value creation. I was gratified to receive the votes of a majority of the non-Taubman family shareholders at the 2017 Annual Meeting, based on the voting results, and I again ask for your support this year.

If elected, I would introduce the following actions on my first day in the boardroom:

1.	Motion to split the Chairman and CEO roles.
2.	Motion to form a special committee of independent directors to evaluate the elimination of the dual-class voting share structure.
3.	Motion to form a capital allocation committee to evaluate ways to improve performance at Taubman, including strategic alternatives, capital allocation and operations.
4.	Motion to sell assets to take advantage of the arbitrage between private and public markets given the substantial discount the shares trade at to Net Asset Value[4].

***

Now is the time for Taubman shareholders to take a stand and help drive real operational, performance and governance changes that are urgently needed at Taubman. Please vote on the BLUE proxy card for the election of Jon Litt to the Board to be a true voice for all Taubman Shareholders. We also urge you to vote on the BLUE proxy card for approval of the non-binding proposal to eliminate the dual-class voting share structure.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

###

Investor Contact:

Edward McCarthy / Peter Aymar

D.F. King & Co., Inc.

212-269-5550

emccarthy@dfking.com / paymar@dfking.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com / JGermani@sloanepr.com

1 Class A Mall Peers defined by Land & Buildings as GGP, Inc., The Macerich Company, and Simon Property Group Inc. (collectively, “Class A Mall Peers”), which are the only U.S. publicly traded regional mall companies (in addition to TCO) that primarily own class A, high sales productivity, enclosed regional malls.

2 Mayree Clark is the investment banker who promoted and led the initial public offering (IPO) of Taubman Centers in 1992 at Morgan Stanley and Michael Embler was the former CIO of Franklin Mutual Advisors, a company which close Taubman family friend, Michael Price, was the chairman of for many years. During a prior engagement, Mr. Price informed Land & Buildings that he was a friend of Al Taubman, the Founder of Taubman Centers and the father of Chairman, President and CEO Bobby Taubman. Mr. Price also noted that he first met Bobby decades ago and walked malls with Bobby at the time.

3 Unaffected total returns through November 9, 2017 prior to activism reported by REIT Wrap on November 10, 2017.

4 Net asset value based on Wall Street Research.

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com: